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                                                                   EXHIBIT 10.48

                             DISTRIBUTION AGREEMENT

     THIS AGREEMENT (this "Agreement") is made as of April 1, 1997, by and between Syncor International Corporation, a Delaware corporation with its principal place of business at 6464 Canoga Avenue, Woodland Hills, California 91367 ("Syncor"), and PerImmune, Inc. ("PerImmune"), a Delaware corporation with its principal place of business at 1330 Piccard Drive, Rockville, Maryland 20850-4396.

     WHEREAS, PerImmune is a biotechnology development company specializing in the use of immunology for the diagnosis and treatment of disease;

     WHEREAS, PerImmune has developed HumaSPECT(R)/CR, a human monoclonal antibody for the diagnosis and staging of colorectal cancer;

     WHEREAS, Syncor is in the business of compounding and distributing individual unit dose radiopharmaceutical prescriptions, as well as acting as distributor for certain bulk form radiopharmaceutical products; and

     WHEREAS, Syncor desires to act as the exclusive distributor of HumaSPECT(R)/CR and other PerImmune invivo imaging and direct labeled (including linker) antibody conjugated radiotherapeutic products throughout the world, and PerImmune desires to appoint Syncor as the exclusive distributor of its invivo imaging and direct labeled (including linker) antibody conjugated radiotherapeutic products throughout the world, in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the mutual covenants, rights, and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                  APPOINTMENT

     1.01 Appointment of Distributor; Territory. Commencing as soon as practicable following the execution hereof (the "Commencement Date") and continuing until the expiration or sooner termination hereof, subject to the terms and conditions hereof, PerImmune hereby appoints Syncor, and Syncor accepts such appointment and agrees to act, as PerImmune's exclusive distributor of the Products (as defined below in Section 2.01) to any pharmacy or other end user who purchases the Products, for retail sale thereof or for their own internal research use (a "Purchaser") located within the Territory. For purposes of this Agreement, the Territory shall be the world.



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      1.02  Risk of Loss. Title to the Products delivered to Syncor by
PerImmune hereunder will transfer upon acceptance of the Products by Syncor. Syncor shall bear the risk of loss of the Products not yet delivered by Syncor to a Purchaser, whether by fire, theft, or other casualty.

      1.03 Right to Enter into Subdistributor Agreements. Syncor may enter into one or more subdistributor agreements within the Territory to sell or otherwise distribute the Products at a specified location or locations; provided, however, that prior to entering into any such agreement, Syncor shall submit the name of the proposed subdistributor to PerImmune for its approval, which approval shall not be unreasonably withheld. Upon receipt by PerImmune of the name of a proposed subdistributor, PerImmune shall have 15 calendar days to notify Syncor in writing if it disapproves of such proposed subdistributor, PerImmune shall have 15 calendar days to notify Syncor in writing if it disapproves of such proposed subdistributor. Syncor shall provide PerImmune with a copy of each such subdistributor agreement it enters into within 30 days after execution thereof. For purposes herein, the term "Syncor" shall include each subdistributor that has executed a subdistribution agreement with Syncor.

      1.04 Exclusivity; Scope. The rights granted to Syncor hereunder are intended to be exclusive to Syncor and, other than as expressly permitted herein, (a) PerImmune shall not sell or offer for sale the Products, either directly or indirectly, to any Purchaser other than exclusively through Syncor and (b) PerImmune shall not, directly or indirectly, sell, offer for sale any products similar to or competitive with the Products.

                                   ARTICLE 2
                                    PRODUCTS

      2.01 Initial Products. Subject to the terms and conditions hereof, Syncor shall be the exclusive distributor of HumaSPECT(R)/CR and other PerImmune invivo imaging and direct labeled (including linker) antibody conjugated radiotherapeutic products (collectively, the "Product Category") throughout the world. For purposes herein, "Products" shall mean, initially, the Products to be distributed pursuant to this Agreement that are listed on
Schedule 1 attached hereto, as may be amended from time to time.

      2.02 Additional Products. In the event that PerImmune proposes to sell a product or service within the Product Category other than those set forth on
Schedule 1. PerImmune shall notify Syncor, which shall have a period of 45 calendar days from the date of receipt of such notice to accept or reject the exclusive distribution of such new product or service pursuant to the terms hereof, except for the price of such product, which shall be negotiated in good faith by the parties hereto. In the event that Syncor rejects the distribution of such new product or service, then PerImmune shall have the right to offer such product or service to another distributor, provided, however, that prior to executing an agreement with such other distributor, PerImmune shall once again offer the exclusive distribution of such product or service to Syncor on the same terms and conditions




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accepted by such other distributor. If, after 45 calendar days, Syncor fails to accept such terms, PerImmune shall have the right to execute an agreement with such other distributor on the terms presented to and rejected by Syncor. In the event that Syncor elects to distribute such new product or service, the new product or service shall be added to and become part of the definition of Product and shall be distributed by Syncor in accordance with the terms and conditions of this Agreement, as may be modified in writing from time to time.


                                   ARTICLE 3
                           PRICES; PAYMENT; SHIPMENTS

     3.01 Prices: Payment. Syncor shall fix the prices of individual Products sold hereunder. On a monthly basis, Syncor shall pay to PerImmune, in United States Dollars, fifty percent (50%) of the Net Sales, as defined below, received by Syncor from the sale of the Products, less the Advances, as hereinafter defined, paid by Syncor to PerImmune during such month. For purposes herein, "Advances" shall mean an amount equal to the lesser of (i) 25% of the list price or (ii) 50% of Net sales, per kit, paid by Syncor to PerImmune within 30 days of Syncor's receipt of kits ordered by it. Unless Syncor and PerImmune otherwise agree in a writing signed both of them, the payment and other provisions set forth in this Agreement shall supersede those of any subsequent purchase order, sales confirmation form or other document hereafter sent by either party hereto to the other. For purposes hereof, Net Sales shall mean the gross invoiced price for the sales of the Products to Purchasers by Syncor, its agents or affiliates ("Gross Sales") less (a) any credits and allowances granted by Syncor to purchasers with respect to the Products, including, without limitation, credits and allowances on account of price adjustments, returns, discounts, and chargebacks, (b) any sales, exercise, value added, turnover or similar taxes, and (c) transportation, insurance and handling expenses if separately invoiced and directly chargeable to such sales.

     3.02 Orders. Syncor's orders shall specify the type and quantity of Product to be purchased or shipped and shall state the desired shipment date or dates. Syncor shall be permitted to place orders by telephone or facsimile transmission and orders shall be deemed to be accepted upon receipt by PerImmune.

     3.03 Packaging and Labeling: Shipment. All Products shall be packaged by PerImmune and shall bear PerImmune's label plus the words "distributed by Syncor International Corporation". PerImmune shall deliver, pursuant to applicable transportation regulations, all Products ordered by Syncor to the distribution point designated by the party placing such order. All costs, taxes, insurance premiums and other expenses relating to the transportation and delivery of the Products shall be at PerImmune's expense. All shipments shall be insured to the limits of the carrier and properly packaged to ensure the integrity of the Product, shall include a technical specification sheet (including a manufacture and expiration date for the Product) for each Product, and shall



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be shipped in accordance with Syncor's instructions. All shipments shall be marked clearly with a catalog number corresponding to the Product number listed in Schedule 1 hereto, and a copy of the applicable technical specification sheets shall be forwarded to Syncor simultaneously upon shipment.

        3.04 Returns. In the event that PerImmune ships any Product to Syncor with an expiration date less than one year following Syncor's receipt of such Product, or in the event of termination of this Agreement pursuant to
Article 9 below, then any such Products that expire while in Syncor's inventory, or are in Syncor's inventory at the time of termination, as the case may be, shall be returned to PerImmune for full credit by contacting PerImmune for a return authorization number, shipped pursuant to PerImmune's instructions at PerImmune's cost.

                                   ARTICLE 4
                            OBLIGATIONS OF PERIMMUNE

        4.01 Regulatory Approvals. PerImmune shall obtain and maintain all regulatory approvals required to market and distribute the products throughout the Territory, including, without limitation, using all reasonable diligence in pursuing the processing of (a) its existing filing with the FDA to obtain an approved BLA for the Products and (b) any and all approvals required for distribution in any country outside of the United States.

        4.02 Clinical trials. PerImmune will actively support clinical trials and other programs required by the FDA for approval of the Products for specific clinical indications. PerImmune shall encourage clinical investigators and researchers to publicly disseminate data at professional meetings, as well as in peer-reviewed professional journals and other publications, to document the safety and clinical value of products for current and new approved uses.

        4.03 Competitiveness. PerImmune shall provide information to Syncor on the nature of the Products in comparison with the various competing products and technologies offered by other manufacturers. Such information may include technical, regulatory or market information relevant to the commercial competitiveness and clinical utility of the Products. PerImmune shall develop and maintain relationships with clinical investigators and other physicians and health care providers, and facilitate Syncor's relationships with such individuals, to provide a source of advice regarding the Products and market competition.

        4.04 Promotional materials. PerImmune shall provide such quantities of clinical and educational materials as requested by Syncor for use by Syncor with physicians, technologists and other purchasers. Whenever possible, PerImmune shall make such clinical and educational materials available to Syncor in advance of their production and dissemination to third parties so that Syncor will have sufficient opportunity to make

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comments and suggest modifications. To the extent that any such materials use
Syncor's name or otherwise refer to Syncor, PerImmune shall obtain the prior written consent of Syncor.

        4.05 Clinical and technical information. PerImmune shall provide sufficient clinical and technical information to Syncor and its Purchasers as may be required to assure the safe and effective use of the Products.

        4.06 New Information. PerImmune shall provide prompt notification to Syncor of any new information that would impact the marketability of the Products or the manner in which the Products should be used in order to be safe and effective.

        4.07 Research and development. Annually, PerImmune shall spend an amount equal to 15% of sales of the Products on research and development activities related to the Products in an effort to improve upon and expand the range of approved uses for the existing Products, and to develop new products to be distributed hereunder.

        4.08 Reimbursement for marketing expenses. In consideration for Syncor's purchase of the Preferred Stock, as defined in Section 6.01 below, PerImmune shall reimburse Syncor for (a) all expenses incurred by it in connection with the marketing, advertising and promotion of the Products hereunder, up to a maximum amount of $1,500,000 and (b) fifty percent (50%) of all expenses incurred by it in excess of $1,500,000 (the "Additional Marketing Expenses"); provided that such Additional Marketing Expenses were incurred by Syncor in accordance with an annual marketing plan to be prepared by Syncor and approved in advance by PerImmune.

                                   ARTICLE 5
                             OBLIGATIONS OF SYNCOR

        5.01 Distribution of the Products. Syncor shall act as PerImmune's exclusive distributor of the Products to the Purchasers throughout the Territory.

        5.02 Promotional materials. Syncor shall produce such promotional and educational materials it deems necessary to support the marketing, sales and distribution of the Products. Whenever possible, Syncor shall make such promotional and educational materials available to PerImmune in advance of their production and dissemination to third parties so that PerImmune will have sufficient opportunity to make comments and suggest modifications. To the extent that any such materials use PerImmune's name or otherwise refer to PerImmune, Syncor shall obtain the prior written consent of PerImmune.

        5.03 Stimulate demand. Syncor shall develop and implement educational, promotional, and sales programs to stimulate demand for the Products among Purchasers,

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referring medical specialists, and health care financial intermediaries such as
HMOs, managed care organizations, and fee-for-service payors.

     5.04 Training and education. Syncor shall provide training and education to Purchasers, other health care providers and patients as needed to promote the safe and effective use of the Products.

     5.05 Compliance with laws. Syncor shall comply with any applicable laws, regulations and other governmental requirements regarding the registration, storage, distribution, labeling and sale of the Products within the Territory.

     5.06 Market information. Develop and maintain relationships with clinical investigators, and other physicians and health care providers, and facilitate PerImmune relationships with such individuals, to provide a source of Purchaser advice and feedback regarding the Products and market competition.

     5.07 Market developments. Subject to any limitations stemming from obligations to third parties to keep confidential certain information, Syncor shall advise PerImmune of any significant business developments, market trends, customer response, and competing products and technologies related to current and potential new uses of the Products.

     5.08 Trademarks. Syncor shall use such Product trademarks as directed by PerImmune and shall ensure that such trademarks are displayed, with an indication that they are the registered trademarks of PerImmune, in all price lists and promotional materials prepared and used by Syncor in connection with the distribution of the Products.

     5.09 Consultation with PerImmune. On a regular basis, Syncor shall consult with PerImmune with respect to market conditions and penetration goals.

                                   ARTICLE 6
                              EQUITY PARTICIPATION

     6.01 Equity participation. The obligations of the parties to perform hereunder are subject to the execution by Syncor and PerImmune Holdings, Inc., on or before April 11, 1997, of a Stock Purchase Agreement, pursuant to which Syncor shall purchase one hundred (100) shares of PerImmune's Series A Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock") with an aggregate liquidation preference of Four Million Five Hundred Thousand Dollars ($4,500,000).


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                                   ARTICLE 7
                     COMPLAINTS/RECALLS/REGULATORY CHANGES

        7.01 Complaints. Copies of all complaints concerning the Products received or originated by Syncor or otherwise coming to the attention of Syncor shall be forwarded immediately to PerImmune to the attention of Manager of Regulatory Affairs. All Product complaints shall be forwarded in a timely manner by Syncor to PerImmune for action and PerImmune shall act promptly thereon.

        7.02 Recalls. In the event that either party has reason to believe that one or more lots of Products should be recalled or withdrawn from distribution, such party shall immediately notify the other party in writing and verbally. To the extent permitted by the circumstances, the parties will confer before initiating any recall, but the decision as to whether or not to initiate recall of Products in the Territory shall be PerImmune's alone. SYNCOR shall maintain adequate sales and service records to enable it to carry out any product recall and to conduct such recall. If the recall is required for any reason other than a negligent act or omission of SYNCOR in handling, storage or distribution of the Products, PerImmune shall reimburse SYNCOR for the costs and expenses of such recall and shall replace such recalled Products. If the recall is required because of a negligent act or omission of SYNCOR in handling, storage or distribution of the Products, then such recall shall be conducted by SYNCOR at its sole cost and expense and SYNCOR shall not be entitled to any such refunds or replacements from PerImmune. If such recall is required because of a joint act or omission, SYNCOR shall conduct the recall and the parties shall negotiate in good faith an appropriate allocation of the costs and expense of such recall.

        7.03 Regulatory Records; Adverse Reactions. Each party shall be responsible for maintaining such records and making such reports as may be required by the FDA and any other applicable regulatory agency. Each party shall promptly inform the other of all adverse drug experience reports and other information relating to the safety or effectiveness of the Products which come to its attention, in a form and within time periods necessary to permit compliance with all applicable regulatory requirements under FDA rules and regulations.

        7.04 Regulatory Changes. Each party shall promptly advise the other party of any known new instructions or specifications relating to the Products required by the FDA and other applicable authorities, and the parties shall confer with respect to the best mode of compliance with such new requirements. Compliance with such new requirements shall be the sole responsibility of PerImmune.

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                                   ARTICLE 8
                         WARRANTIES AND INDEMNIFICATION



     8.01 Product Warranties. PerImmune shall and hereby does warrant to Syncor that (a) the Products when shipped will not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, nor be articles which may not, under the provisions of Section 505 of that Act, be introduced into interstate commerce and (b) the Products will be manufactured, packaged and labeled in compliance with all applicable laws and regulations throughout the Territory related to distribution of the Products. PerImmune guarantees all Products to be delivered by it to Syncor as to quality and identity and shall be laboratory controlled to conform to the quality control standards contained in the appropriate BLAs, NDAs or any other approvals required for such Products. The guarantee, together with Product batch numbers, shall appear on all packing slips included by PerImmune in connection with sales of products to Syncor. PerImmune shall and hereby does guarantee to Syncor that the Products when shipped will conform to PerImmune's printed specifications therefor.

     8.02 Corporate Authority. Each party warrants and represents to the other that it has the full right and authority to enter into this Agreement, that all corporate action necessary to authorize the execution and delivery of this Agreement by such party has been duly and properly taken, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

     8.03 Patents and Trademarks. PerImmune hereby represents and warrants that it has no knowledge of the existence of any patent in the Territory owned or controlled by anyone which covers the Products or would prevent Syncor from promoting or distributing or PerImmune from making, promoting or distributing, the Products in the Territory. PerImmune further represents and warrants that Syncor's promotion and distribution of the Products in the Territory will not infringe the trademarks of any third party.

     8.04 Indemnification. PerImmune agrees to indemnify and hold Syncor, its officers, directors, agents, successors, and assigns, collectively and severally, from and against, any and all loss, liability, expense, damages, claims, suits, proceedings, actions, judgments, assessments, penalties, orders for specific performance or otherwise, whatsoever and howsoever caused or incurred, including, without limitation, reasonable attorneys' fees and costs, arising out of or in connection with (a) any breach by PerImmune of any provision of this Agreement, (b) any product liability claim, or (c) any patent violations. If Syncor has actual notice that such a product liability claim is likely to be asserted against it, Syncor shall promptly notify PerImmune and give PerImmune or its insurance carrier the opportunity to undertake the defense of such claim, including any negotiations relating to its settlement.



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     8.05   Insurance. PerImmune shall place in effect and maintain products liability insurance, including vendor's endorsement, providing protection to Syncor against any period with respect to any Product. Such coverage shall be in an amount of not less than $1,000,000 for injury or death of one person in any one accident or occurrence and in an amount not less than $3,000,000 for injury or death of more than one person in any one accident or occurrence and in an amount not less than $1,000,000 for property damage. The monetary limits of such policies shall not limit the liability of PerImmune hereunder. PerImmune shall supply to Syncor certificates evidencing the existence and amounts of such insurance.


                                   ARTICLE 9
                              TERM AND TERMINATION


     9.01 Term; Termination. This Agreement shall commence on the Commencement Date and shall expire upon the fifth anniversary of the Commencement Date; provided, however, that unless Syncor notifies PerImmune in writing not later than 90 days prior to the date this Agreement otherwise would expire of its election to allow this Agreement to expire at the end of the original or any subsequent term, this Agreement shall be deemed to have been renewed, without any further action on the part of either party hereto, for successive two-year terms.

     9.02   Early Termination of Agreement.

            (a) Breach. If either party should breach this Agreement and fail to correct the breach to the reasonable satisfaction of the other party within 30 days following a written notice specifying the breach, the non-breaching party, in addition to any other rights available to it under law or equity, may terminate this Agreement any obligations undertaken or any licenses granted hereunder by written notice to the defaulting party. Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

            (b) Bankruptcy. Either party's insolvency, the appointment of a custodian for the assets of either party, any assignment of either party's assets for the benefit of creditors, any filing by either party of a voluntary petition in bankruptcy or the filing of an involuntary petition in bankruptcy against either party which is not resolved in that party's favor within 60 days after filing, any other action for the protection of either party's creditors, or either party's dissolution or ceasing to conduct business in the normal course, shall give the other party the right to terminate this Agreement immediately.

            (c) FDA Approval. Without limiting its right to termination for material breach as contemplated by subsection (a) above, Syncor shall have the right to terminate this Agreement upon sixty (60) days' prior notice to PerImmune given at any time the FDA refuses to allow PerImmune to continue producing the Products for sale in the Territory.


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        9.03    Effect of Termination.

                (a) Cessation of Marketing. Should this Agreement expire or be terminated for any reason, all rights granted in this Agreement respecting marketing, promotion, distribution and sublicensing of the Products shall cease, and each party shall return to the other within 90 days of the termination date all written materials provided by such other party relating to the Products, including the Confidential Information or the destruction of all such materials shall be certified to the receiving party by an officer of the returning party; provided, however, that the returning party shall be allowed to retain one copy of all such materials for archival purposes.

                (b) Limit of Liability on account of Termination; No Consequential Damages. Should this Agreement or any portion thereof expire or be terminated for any reason, neither party will be liable to the other because of such expiration or termination for compensation, reimbursement or damages on account of the loss of prospective profits, anticipated sales, goodwill or on account of expenditures, investments, leases or commitments in connection with the business of PerImmune or Syncor, or for any other reason whatsoever flowing from such termination. Termination of this Agreement shall not release the parties from liability to pay any fees owing under the terms of this Agreement. In any event, and whether or not this Agreement or any portion thereof expires or is terminated for any reason, neither party will be liable to the other for any lost profits, incidental, consequential or indirect damages of any kind, even if the party has been advised of the possibility of such damages.

                (c) In the event of termination, PerImmune shall refund all Advances paid by Syncor for Products remaining in Syncor's inventory on the termination date.

                                   ARTICLE 10
                                CONFIDENTIALITY


        10.01 Confidential Information Defined. For purposes herein, Confidential Information shall mean written information, marked as confidential, relating to the business, products or services of a party to this Agreement which is either non-public, confidential or proprietary in nature; provided, however, that Confidential Information shall not include (i) information which has come within the public domain through no fault or action of the other party; (ii) information that was known to the other party prior to its disclosure in connection with the negotiation of this Agreement; or (iii) information which becomes rightfully available to the other party on a non-confidential basis from any third party, the disclosure of which to such other party does not violate any contractual or legal obligation the third party has to the first party with respect to such Confidential Information.

        10.02 Nondisclosure. For a period of three (3) years from the expiration or termination hereof, whichever occurs later.

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            (a)  each party shall refrain from the use of Confidential
Information furnished by the other party for any purpose inconsistent with this Agreement; and

            (b) each party shall treat Confidential Information furnished by the other party as if it were its own proprietary information and shall not disclose it to any third party other than its affiliates, employees, consultants or agents without the prior written consent of the other party who furnished such information; provided, however, that such Confidential Information may be disclosed if in the reasonable opinion of the recipient's counsel, such disclosure is necessary to comply with the requirements of any law, governmental order (including a court order), regulation or Internal Revenue Service request. The recipient shall notify and consult with the disclosing party prior to such disclosure of information.

     10.03 Disclosure Required by Law. In the event that PerImmune or SYNCOR shall be required to make disclosure of the other's Confidential Information as a result of the issuance of a court order or other government process, the party subject to such requirement promptly, but in no event more than forty-eight (48) hours after learning of such court order or other government process, shall notify the other party and, at the other party's expense, the party subject to such requirements shall: (a) take all reasonably necessary steps requested by the other party to defend against the enforcement of such court order or other government process and (b) permit the other party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                                   ARTICLE II
                                 MISCELLANEOUS

     11.01 Notices. All notices and other communications provided for or permitted to be given under this Agreement shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the party to be notified, postage paid, and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Notices or other communications given or served pursuant hereto shall be effective upon receipt by the party to be notified. All notices or other communications to be sent to a party hereto shall be sent to or made at the address given for that party in the preamble to this Agreement or such other address as that party may specify by notice to the other party.

     11.02 Entire Agreement. This Agreement, together with the Stock Purchase Agreement referred to in Section 6.01 above, constitute the entire agreement of the parties relating to the subject matter hereof and supersede any and all prior written or oral contracts, understandings, negotiations, and agreements with respect to the subject matter hereof.


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     11.03  No Waiver.  No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

     11.04 Enforceability. In the event that any provision of this Agreement, and the application of such provision to any person or circumstance, is determined by a court, arbitrator or other adjudicator to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and such provision and each other provision of this Agreement shall be valid and enforceable to the greatest extent permitted by law.

     11.05 Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the parties hereto.

     11.06 Assignment. This Agreement and the obligations created hereunder shall not be assigned or delegated by the parties hereto without the prior written consent of the other party.

     11.07 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of California, excluding any conflicts-of-law rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

     11.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and said transactions.

     11.09 Counterparts; Facsimile Transmissions. This Agreement may be executed in multiple counterparts with the same effect as if the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective a delivery of a manually executed counterpart of this Agreement. Upon the request of any party, any party who shall have delivered an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart, but the failure to so deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     11.10 Attorney's Fees. In the event of any arbitration, litigation, or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorney's fees and expenses as determined by the court, arbitrator or other



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adjudicator. In the event that the arbitration, litigation or other legal proceeding is successful only in part, the court, arbitrator or other adjudicator shall be entitled to prorate and allocate said fees and expenses between the parties.

        11.11 Taxes. Each party shall bear and pay all federal and state income taxes on income earned by such party in connection with the sale or other distribution of Products hereunder. Each party shall be responsible for and shall prepare and file all returns and pay any and all excise, sales, use or other similar taxes which may be levied on each party as a result of the distribution transactions contemplated hereby.

        11.12 Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

        11.13 Arbitration. Any controversy or dispute arising under this Agreement shall be settled by arbitration in Los Angeles, California in accordance with the rules and procedures of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any Court having jurisdiction thereof. The arbitration decision shall be final and binding. Written notice of the demand for arbitration shall be made within a reasonable time after claim, dispute or other matter in question has arisen, but in no event shall it be made more than one year after the claim, dispute or matter arose.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        PERIMMUNE, INC.

                                        By: /s/ M. G. HANNA, JR.
                                            ------------------------------------
                                        Name: M.G. Hanna, Jr.
                                        Its:  President & CEO

                                        SYNCOR INTERNATIONAL CORPORATION

                                        By: /s/ ROBERT G. FUNARI
                                            ------------------------------------
                                        Name: Robert G. Funari
                                        Its:  President & CEO

                                   SCHEDULE 1

                                   PRICE LIST

                              EXTENSION AGREEMENT

     In consideration of the terms, covenants and conditions set forth in that certain Distribution Agreement, dated as of April 1, 1997, by and between PerImmune Holdings, Inc., a Delaware corporation ("PerImmune"), and Syncor International Corporation, a Delaware corporation ("Syncor"), and the terms, covenants and conditions set forth herein, PerImmune and Syncor hereby agree that the time for execution of a Stock Purchase Agreement, pursuant to which Syncor shall purchase one hundred (100) shares of PerImmune's Series A Convertible Preferred Stock, par value $0.01 per share with an aggregate liquidation preference of Four Million Five Hundred Thousand Dollars ($4,500,000) be, and hereby is, extended through and including Tuesday, April 25, 1997.

     This 11 day of April, 1997.

                                                PERIMMUNE HOLDINGS, INC.



                                                By: [SIG ILLEGIBLE]
                                                    ----------------------------





                                                SYNCOR INTERNATIONAL CORPORATION



                                                By:
                                                    ----------------------------